Exhibit 99.1

ITG RELEASES JULY 2014 U.S.

TRADING VOLUMES

NEW YORK, August 8, 2014 — ITG (NYSE: ITG), a leading independent execution and research broker, today announced that July 2014 U.S. trading volume was 3.2 billion shares and average daily volume (ADV) was 143 million shares.  This compares to 3.1 billion shares and ADV of 147 million shares in June 2014 and 3.4 billion shares and ADV of 155 million shares in July 2013.  There were 22 trading days in both July 2014 and July 2013 and 21 trading days in June 2014.

Commencing with the May 2014 U.S. volumes release, ITG now provides a monthly summary of average daily volume (double counted) and average trade size for the POSIT crossing network and the POSIT Alert indications system for block crossing.

ITG U.S. Trading Activity

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex- Algos*

July 2014	22	3,156,668,118	143,484,914	69,471,796	247	15,020,200	15,611	32,768

Year-to-Date:	146	22,563,011,113	154,541,172	68,404,985	255	15,845,660	16,341	34,580

*Excluding shares crossed through POSIT Alert from ITG algorithms

These statistics are preliminary and may be revised in subsequent updates and public filings.  Volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

ABOUT ITG

ITG is an independent execution and research broker that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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